EMPLOYMENT AGREEMENT
                        Richard Budd - AgriBioTech, Inc.

     THIS EMPLOYMENT AGREEMENT (the "Agreement") sets forth the agreement effective July 1, 1999 by and between RICHARD BUDD (hereinafter referred to as "Budd") and AgriBioTech, Inc., a Nevada corporation, 120 Corporate Park Drive, Henderson Nevada 89014 (hereinafter referred to as "ABT").

                                   WITNESSETH

     WHEREAS, Budd has experience, talents and training of use to ABT, and ABT desires to employ Budd; and

     WHEREAS, Budd desires to accept such employment with ABT; and

     WHEREAS, Budd and ABT desire to set forth their employment relationship in a written agreement.

     NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1.00 - EMPLOYMENT

     1.01 EMPLOYMENT. ABT hereby offers to employ Budd upon the terms and conditions hereinafter set forth, and Budd accepts such offer.

     1.02 TITLE AND DUTIES. Budd's initial title shall be Chief Executive Officer, and Budd shall report to the Board of Directors. Budd's primary duties shall be the senior officer and chief executive officer of ABT. Budd acknowledges that ABT may change his duties, reporting relationship and/or title from time to time.



ARTICLE 2.00 - TERM AND TERMINATION

     2.01 TERM. ABT agrees to employ Budd in the above position commencing on July 1, 1999 and continuing until terminated, as provided herein.

     2.02 TERMINATION. This Agreement may be terminated as follows:

A. Termination by Budd. This Agreement may be terminated upon no less than ninety working days notice to ABT by Budd. However, upon receipt of such notice, ABT may elect to shorten this period to no less than two weeks and/or may also elect to pay Budd two weeks of pay and immediately terminate this Agreement. In the event Budd elects to terminate this Agreement, ABT has no obligation to make any separation or severance payments to Budd, and Budd has no rights to exercise any stock options after the termination of this Agreement.

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B.   Budd Death.  This Agreement shall terminate  immediately  upon the death of
     Budd, in which event, Budd's heirs may exercise options which become vested within one year of the termination as specified in the Option Agreement.

C. Budd Disability. This Agreement shall terminate upon ten (10) working days notice by ABT if, in the opinion of ABT, Budd becomes substantially unable to perform services required pursuant to this Agreement because of mental, emotional or physical illness or injury, provided, however, that ABT acts, in accordance with the provisions of the Americas with Disabilities Act, the Family and Medical Leave Act, and any other relevant state or federal law.

D. ABT Termination Without Cause. ABT may terminate this Agreement (and the employment relationship between ABT and Budd) without cause and for any reason or for no reason upon at least ten (10) working days notice. In this event, Budd:

     1.   Will  immediately  be  vested in those  stock  options  referenced  in
          Section  3.02  which  would  otherwise   become  vested  on  the  next
          anniversary of employment following such termination;

     2. Will receive his full salary as set forth in Section 3.01 (payable on ABT's regular paydays) for a period of one year ; and

     3. Will be entitled to receive applicable bonus and accrued vacation, prorated for the actual period worked, if any is due;

     4. Will not be entitled to receive any benefits, except that medical insurance will be available through COBRA, upon Budd payment of COBRA premiums.

F. Termination with Cause. ABT may terminate this Agreement immediately with Cause. "Cause" means:

     1) Budd's failure or refusal to adequately perform the employment duties hereunder or assigned to Budd by Budd's supervisors;

     2) the commission by Budd of any willful or intentional act which reasonably could be expected to injure the reputation, business or business relationships of ABT and/or Budd, and/or create a legal exposure for ABT as a result of Budd' wrongdoing;

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     3)   Budd's  violation of ABT's Codes of Conduct or other policies,  as set forth by ABT in its Employee Manual or other company policies as issued from time to time;

     4)   Budd's   conviction   of  a   felony   or  of  any   crime   involving
          misrepresentation, moral turpitude or fraud; or

     5) Budd's breach of or non-adherence to Budd' other covenants hereunder or other agreements with ABT, and the failure to cure said breach or non-adherence within thirty (30) days of written notice thereof from ABT

F. Termination After Change of Control. In the event that within two years after a Change of Control, either Budd's employment is terminated without cause, or Budd's position or employment duties are adversely affected or changed (which shall be determined by Budd in his sole discretion and Budd shall terminate his employment within sixty days of such affect or change), then ABT upon Budd's request, shall pay Budd a severance payment equal to three years of Budd's then annual salary minus $1.

     A "Change of Control" shall mean either:

     (i) Approval by ABT's shareholders of (x) a merger or consolidation in which ABT is not the surviving corporation and/or which results in any reclassification or reorganization of the then outstanding Common Stock,
     (y) a sale of all or substantially all of ABT's assets or (z) a plan of liquidation or dissolution of ABT; or

     (ii) the acquisition of at least 50% of the issued and outstanding shares of the Common Stock by a sinlge person or affiliated group of persons.

G. Termination of this Agreement shall not relieve the parties hereto of any rights or obligations which specifically survive the termination of this Agreement.

     2.03 BUDD'S OBLIGATIONS AT TERMINATION. At termination of this Agreement Budd shall:

     A. Return all ABT equipment, documents, computerized data or programs, and any other ABT property or material in the possession or control of Budd;

     B. Abide by the provisions of this Agreement which survive termination of this Agreement, including but not limited to, paragraph 4.02(E), Articles 5.00 and 6.00; and

     C. Abide by any other ABT policies governing terminated employees, as set forth from time to time in ABT's employee manual or other ABT policies.

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ARTICLE 3.00 - COMPENSATION

     3.01 SALARY. ABT shall pay Budd, as consideration for his services, an initial salary equal to an annual rate of $150,000 Budd shall be eligible for an increase in salary after annual review according to ABT policies and procedures. Such increase, if any, will be determined by ABT, in its sole discretion and there is no assurance that the salary will increase. The salary will be payable in equal bi-weekly installments, less deductions for income tax and FICA withholding and any other deductions as authorized by Budd or required by law.

     3.02 STOCK OPTIONS. The parties understand and agree that ABT has induced Budd to accept this employment due, in part to, the providing by ABT to Budd of Non-Qualified Stock Options to purchase 500,000 shares of ABT's common stock at a price of $ 6.125 per share, the closing price of ABT common stock on July 1, 1999. Ownership in said NQS Options shall vest on the following schedule, subject to Budd continuing employment and/or continuing as a Director of ABT on the vesting date (unless otherwise set forth in Article 2.02 (B) and (E):

     A)   100,000 vest at the signing of this Agreement;

     B)   100,000 vest on the first anniversary of this Agreement;

     C)   100,000 vest on the second anniversary of this Agreement;

     D)   100,000 vest on the third anniversary of this Agreement; and

     E)   100,000 vest on the fourth anniversary of this Agreement.

     3.03 VACATION. During the term of this Agreement, Budd shall be eligible for four weeks per year of vacation, during which time Budd's compensation shall be paid in full, provided, however, that Budd will be granted an accrual for two
(2) weeks of vacation upon commencement of employment and will be eligible to take any accrued vacation upon commencement of employment.

     3.04 BENEFITS. During the term of this Agreement, Budd shall be eligible to receive insurance and other employee benefits generally available to employees of ABT pursuant to the terms of the various employee benefit plans.

     3.05 BONUS In order to reflect any outstanding contribution to ABT by Budd, ABT may pay Budd, in addition to the compensation for services described in
Section 3.01 above, a bonus in an amount determined by the Compensation Committee of ABT in its sole discretion.

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ARTICLE 4.00 - SPECIFIC OBLIGATIONS OF THE PARTIES

     4.01 ABT'S OBLIGATIONS. ABT shall provide Budd with and pay Budd's expenses for the following:

     A. Such equipment, materials and supplies as Budd reasonably requires for the performance of his services;

     B. Costs, including meals, lodging, and transportation (including reimbursement for private aircraft hired by Budd pursuant to the Board Resolution of May 11,1999) reasonably incurred by Budd to fulfill his duties and responsibilities to ABT; and

     C. Expenses for professional dues, tuition, publications, and continuing professional education, pursuant to ABT's policies for such expenses.


     4.02 BUDD'S OBLIGATIONS. Budd agrees that during the term of this Agreement, he shall:

     A. Faithfully and to the best of his ability and skill serve ABT and perform his duties pursuant to this Agreement;

     B.   Maintain records in the manner established by ABT;

     C. Keep current all records, reports, insurance records and clerical work required by ABT; and

     D. Abide by the practices, policies and codes of conduct set forth in ABT's policies and practices, as disseminated from time to time, except as expressly modified in this Agreement.


ARTICLE 5.00 - COVENANTS

     5.01 COVENANT NOT TO COMPETE. ABT and Budd acknowledge and confirm that Budd shall not compete with ABT while employed by ABT or for a period of two years after employment or service as a Director ceases (the "Non-Compete Period"). "Compete" shall mean having any relationship with any entity whose primary business(es) includes turf grass, forage grass or alfalfa seed products in any geographic area serviced by ABT or into which ABT has plans to expand during Budd's employment. This covenant in this Agreement does not supercede or change any agreements not to compete contained in any other agreements Budd may have with ABT, in particular, agreements entered into in connection with the purchase of Lofts by ABT.

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     5.02  COVENANT  FOR   PROTECTION   OF   CONFIDENTIAL   AND/OR   PROPRIETARY
INFORMATION. ABT and Budd recognize that during the course of Budd's employment, Budd will have access to information and biomaterials which ABT and its affiliated companies deem proprietary and/or confidential (hereinafter referred to as "Information").

     In order to protect the Information, during the period of Budd's employment with ABT and thereafter, for an unlimited period, Budd shall not disclose Information he/she receives or has received from ABT or its affiliated companies that is proprietary and/or confidential in nature, including, but not by way of limitation, Information marked PROPRIETARY or CONFIDENTIAL or STRICTLY PRIVATE or INTERNAL DATA, to any other person, firm or company, or use it for his own benefit except as provided herein, and shall use such care to safeguard the information as is set forth in ABT's Employee Manual or other policies, and, in any event, shall use no less stringent degree of care to avoid disclosure or use of such Information than Budd employs with respect to his own proprietary and/or confidential information which he does not wish to be disseminated, published or disclosed.

     The parties hereto agree that Information shall not be deemed proprietary and/or confidential and Budd shall have no obligation with respect to any such Information which:

     A.   Is or becomes publicly known through no wrongful act of Budd;

     B. Is furnished to a third party by ABT and its affiliated companies without a similar restriction on the third party's rights; or

     C. Is approved for release by written authorization of ABT or its affiliated companies.

     In the event Information in Budd' possession should be lost, stolen or otherwise compromised, Budd shall promptly notify ABT by phone, and follow up with a detailed report in writing within ten (10) days. Budd shall then follow ABT's reasonable requests to recover such information.

     Budd shall return at any time upon ABT's request, and/or upon termination of this Agreement, all tangible forms of Information including biomaterials, documents, drawings, computerized data or programs, specifications, devices, models or any other material.

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     As used in this Agreement,  the term  "biomaterials"  includes,  but is not limited to, plants, plant parts, microorganisms, cell cultures, organelles or other subcellular components, viruses, DNA or DNA-containing material, RNA or RNA-containing material, oligonucleotides, proteins, peptides, subparts of any of the foregoing, and products made from any of the foregoing.

     5.03 ENFORCEMENT OF COVENANTS; NOTIFICATION TO NEW EMPLOYER. Budd and ABT agree that the periods set forth in this Article 5.0 are reasonable and further that the periods set forth in this Article 5.00 do not terminate at the termination of this Agreement, but shall continue throughout any period of affiliation with ABT, and for any stated period thereafter. Budd understands and agrees that ABT may inform any new employer of Budd of the existence and terms of the covenants set forth in this Agreement.

     5.04 DEFINITION OF AFFILIATION. Affiliation, as used in this Article, shall mean any proprietary, employment or fiduciary relationship of Budd with ABT and its affiliated companies, including, but not limited to, the position of Budd as director, officer or consultant of ABT or its affiliated companies.

     5.05 SURVIVAL. This Article 5.00, and its obligations shall survive any termination of this Agreement.

ARTICLE 6.00 - ASSIGNMENT OF INTELLECTUAL PROPERTY.

     6.01 DISCLOSURE. Budd will disclose promptly to ABT all ideas, inventions, discoveries and improvements which are conceived or made by Budd, either alone or with others, during the period of employment by ABT.

     6.02 ASSIGNMENT. Budd will assign to ABT, royalty-free, all ideas, inventions, discoveries, improvements, and research results or products (including biomaterials), whether patentable or not and whether maintained as trade secrets or not, which are conceived or made by Budd, either alone or with others, during Budd's employment by ABT, to the extent such assignment is permitted under the applicable law.

     6.03 ASSISTANCE IN OBTAINING PROTECTION. Budd will assist ABT (at ABT's expense) in obtaining patent, PVP or other intellectual property protection, including assistance in the form of execution of documents as requested by ABT, with respect to all ideas, inventions, discoveries, improvements and research results or products which Budd has a duty to assign under this Agreement-

     6.04 OBLIGATIONS AFTER TERMINATION CONTINUE. Budd agrees that upon any termination of Budd's employment, Budd's obligation and duties incurred during the time of employment under this Article shall continue and be binding upon Budd's assigns, heirs, executors, administrators or other legal representatives.

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     6.05 THIRD PARTY  INFORMATION.  Budd is aware that Budd should not disclose to ABT information if any, which Budd is bound by prior agreement with any former employer or other third party not to so disclose. Budd hereby states that Budd has not made any such disclosure to ABT and agrees not to make any such disclosure to ABT in the future.


ARTICLE 7.00 - ADDITIONAL OBLIGATIONS OF BUDD.

     7.01 UNFAVORABLE STATEMENTS. During and after termination of this Agreement, Budd agrees not to directly or indirectly defame, disparage, libel or otherwise convey an unjust or unfavorable impression of ABT or the business or businesses operated by ABT and its subsidiaries.

     7.02 COOPERATION IN CLAIMS. During and after termination of this Agreement, Budd agrees to assist ABT in representing ABT's interests with respect to claims and litigation brought by or against ABT arising during or relating to Budd's employment with ABT.

     7.03 NONSOLICITATION. Budd agrees that during the term of his employment with ABT and for a period of 2 years after termination of this Agreement, Budd shall not interfere with ABT's employment and business relationships with ABT employees, customers, vendors or other such affiliated entities, and that Budd will not solicit any current employees of ABT to leave the employ of ABT.

     7.04 SURVIVAL. This article 7.00 and its obligations shall survive any termination of this Agreement.

ARTICLE 8.00 - INDEMNIFICATION.

     A. Subject to 8B, and to the maximum extent allowed by Nevada law, ABT shall indemnify, defend, and hold Budd harmless from and against any and all costs, expenses, losses, claims, debts, demands, interest, penalties, assessments, and/or deficiencies, including, without limitation, attorney's fees, damages and/or judgments, with respect to any and all civil and/or criminal claims, or threatened claims asserted against Budd by any party in any country in connection with or arising from Budd's employment by ABT.

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     B.   The parties agree that:

     1. ABT shall have no obligation to indemnify Budd for any acts committed in bad faith, or which were the result of active and deliberate dishonesty, or from which Budd gained a financial profit or other advantage to which it is not legally entitled, it being further understood by the parties that the mere allegations or charges of such behavior shall not release ABT from its obligations to defend Budd;

     2. Budd shall provide ABT with immediate notice upon learning of any claim for which it is entitled to indemnification;

     3.   ABT shall have the right to select counsel to represent Budd;

     4.   Budd shall cooperate fully in the defense of such claims; and

ABT shall have the sole authority to settle or defend such claims.

ARTICLE 9.00 - DISPUTE RESOLUTION

     9.01 NOTICE OF DISPUTE. Budd and ABT agree to make good faith efforts to resolve any disputes under this Agreement (except as set forth in Article 8.02) by giving the other party 30 days prior notice before commencing any legal action regarding the Agreement. In the event such dispute is not resolved after good faith efforts, ABT may, but is not required to, submit the dispute to arbitration in Las Vegas in accordance with the rules of the American Arbitration Association then in effect, and, if ABT does so, Budd agrees to such arbitration as the exclusive remedy for the dispute. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     9.02. ENFORCEMENT OF COVENANTS. The parties agree that breach of Employee's covenants in Articles 5.00, 6.00 and 7.00 will bring irreparable harm to ABT and that monetary damages will not be sufficient to remedy any such harm. The breach of these Articles may be enforced by specific performance or any available legal or equitable remedy, including, but not by way of limitation, temporary restraining orders or preliminary and permanent injunctions, and ABT and its affiliated companies shall be entitled to recover from Budd all court costs and reasonable attorney's fees incurred in enforcing these covenants. The remedies hereunder shall not be exclusive of each other, but shall be cumulative

     ABT may seek specific enforcement of these covenants without resort to the informal dispute resolution provision of Article 8.01

     9.03. ATTORNEY'S FEES. In the event of a dispute under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs expended in such action, including but not limited to, attorney's fees arising from any arbitration proceeding.

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ARTICLE 10.00 - GENERAL MATTERS.

     10.01 NEVADA LAW. This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

     10.02 NO WAIVER. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as waiver of any other term or provision.

     10.03 BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, executors, administrators, successors or assignees. The parties agree to do any and all things necessary to effectuate the purpose of this Agreement.

     10.04 CONSTRUCTION. Throughout this Agreement, the singular shall include the plural; the plural shall include the singular; and the masculine and neuter shall include the feminine, wherever the context so requires.

     10.05 TEXT TO CONTROL. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

     10.06 SEVERABILITY. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

     10.07 COMPLETE AGREEMENT; AMENDMENT. This Agreement and the Non-Qualified Stock Option Agreement of July 1, 1999 comprise the complete agreement between the parties relating to the employment by ABT of Budd as Chief Executive Officer and no prior agreements or representations survive this Agreement. This Agreement may be amended, altered or revoked at any time, in whole or in part, only by a written instrument setting forth such changes, signed by ABT and Budd.

     10.08 NOTICES. All notices required to be given by this Agreement shall be made in writing either by:

     A.   Personal   delivery  to  the  party  requiring   notice  with  written
          confirmation of receipt; or

     B. Mailing notice in the U.S. mails to the last known address of the party requiring notice, which shall be the address shown on the records of ABT for Budd, and the corporate headquarters of ABT for ABT, attention Director of Human Resources, by certified mail, return receipt requested.

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     The effective  date of the notice shall be the date of the written  receipt received upon delivery in Paragraph A above or four (4) days after the date the notice was delivered to the U.S. mail as posted on the receipt in Paragraph B above.

     The parties hereby execute this Employment Agreement on the day and year first written above.

Richard Budd                                           AGRIBIOTECH, INC.


/S/ Richard Budd                                       By: /s/ Douglas A. Fisher
----------------                                               -----------------
                                                       Title:  Senior VP
                                                               -----------------




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